                                                                     EXHIBIT 12



                             JDN REALTY CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                    -----------------
                                                    1996        1995           1995        1994        1993       1992        1991
                                                    ----        ----           ----        ----        ----       ----        ----
Fixed Charges:
  Interest expense (including amortization
  of deferred debt cost)                           $ 6,873     $ 6,655       $ 8,747      $ 7,276     $6,444     $7,898     $11,074

Interest Capitalized                                 1,455       1,067         1,538          343          0        102         267
                                                   -------     -------       -------      -------     ------     ------     -------
                Total fixed charges                $ 8,328     $ 7,722       $10,285      $ 7,619     $6,444     $8,000     $11,341
                                                   =======     =======       =======      =======     ======     ======     =======
Earnings:
  Income (loss) before income tax benefit,
    net gain (loss) on real estate sales,
    extraordinary items and cumulative
    effect of change in accounting principle       $12,099     $ 7,321       $10,782      $ 5,227    ($1,196)   ($1,650)   ($ 6,182)
Plus:  Fixed Charges                                 8,328       7,722        10,285        7,619      6,444      8,000      11,341
Less:  Capitalized Interest                          1,455       1,067         1,538          343          0        102         267
                                                   -------     -------       -------      -------     ------     ------     -------
                Total earnings                     $18,972     $13,976       $19,529      $12,503     $5,248     $6,248     $ 4,892
                                                   =======     =======       =======      =======     ======     ======     =======
Ratio of Earnings to Fixed Charges                    2.28        1.81          1.90         1.64        *          *           *

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* The Company's earnings were inadequate to cover fixed charges for the years ended December 31, 1993, 1992 and 1991 by $1.2 million, $1.8 million and $6.4 million, respectively.